Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Prime Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.00001 par value per share	Rule 457(a)	10,235,000(1)	$18.00(2)	$184,230,000	$0.0001102	$9,282.15(3)
	Total Offering Amounts					$184,230,000		$18,552.15
	Total Fees Previously Paid							$9,270.00
	Total Fees Offsets							—
	Net Fee Due							$9,282.15
(1)Includes 1,335,000 shares that the underwriters have the option to purchase.
(2)Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)This registration fee only includes the payment of $9,282.15 for an additional $84,230,000 shares as the Registrant previously paid $9,270.00 under the Securities and Exchange Commission’s prior fee rate in effect until September 30, 2022.